SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

PRESS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman
Joseph Kuo
of Kekst and Company
212-521-4800

TWO LEADING PROXY ADVISORY FIRMS RECOMMEND SHAREHOLDERS VOTE FOR WYNNEFIELD NOMINEES ON “GOLD” PROXY CARD

-- Institutional Shareholder Services (ISS) and Proxy Governance Inc. Throw Support Behind Wynnefield --

NEW YORK, NY, August 2, 2007 - The Wynnefield Group, a 15% owner and largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), announced today that both Institutional Shareholder Services Inc. (ISS) - the world’s largest proxy advisory and corporate governance advisory firm - and leading proxy advisor PROXY Governance Inc. recommended that Crown Crafts shareholders vote Wynnefield’s GOLD proxy card. ISS recommended that stockholders vote for Wynnefield nominee Frederick Wasserman and withhold a vote on Wynnefield’s other director-nominee, Nelson Obus. PROXY Governance recommended stockholders support both Wynnefield nominees.

In making its analysis, ISS concluded:

“Given that the board and CEO have tenure of 6 years (the length of this restructuring process), and given the significant valuation and performance gap versus comparables, we believe the inclusion of one dissident nominee at the board would add value to deliberations on strategic alternatives, while not being disruptive to the board functioning. As such, we recommend shareholders support dissident nominee Frederick G. Wasserman.”

In addition, PROXY Governance wrote:

“PROXY Governance believes that the company is at a crossroads in its development, and we share the dissident’s concerns regarding the ability and willingness of the board to undertake a comprehensive review of the company’s strategic options. Furthermore, in view of the fact that the current board was formed in connection with the company’s 2001 financial restructuring and in consultation with the company’s lenders, and that the company has changed substantially since that time, we believe that it would be appropriate to bring on new board members to reflect the company’s current position. We believe that Wynnefield’s nominees will bring diversity and fresh thinking to the board and, as such, we support their election” (emphasis added).

In a statement, the Wynnefield Group said, “We are pleased that these two prestigious advisory groups have seen the merits of our campaign, and we reaffirm our commitment to work constructively with the Crown Crafts Board to create shareholder value if our nominees are elected. As the largest stockholder in Crown Crafts and a long-term investor in the Company, we at Wynnefield believe that the Company has enormous potential, and we intend to do all that we can to realize this potential on behalf of all shareholders.”

more…

Two Leading Proxy Advisory Firms Recommend Shareholders Vote For Wynnefield Nominees on “Gold” Card - cont’d

A third proxy advisory firm - Glass, Lewis & Co. - did not endorse the Wynnefield slate, but in its analysis agreed with several of Wynnefield’s concerns about the incumbent management and Board. For example, Glass, Lewis agreed that, “the Company’s net sales have been sluggish” and noted that it agreed with several of Wynnefield’s “concerns regarding the Company’s corporate governance practices.” Specifically, Glass, Lewis noted that: Crown Crafts does not have an independent lead or presiding director; that director Steven Fox’s dual role as the Company’s outside counsel and as a member of the Board’s Compensation Committee is a relationship “potentially creating conflicts”; and “that the audit committee has only met three times during the last fiscal year.” Glass, Lewis also noted that the Wynnefield nominees “possess significant financial experience.”

The Wynnefield Group urges all Crown Crafts stockholders to follow the recommendations of the ISS and PROXY Governance proxy advisory firms and vote the GOLD proxy card.

IF STOCKHOLDERS HAVE ALREADY VOTED THE WHITE PROXY CARD AND WISH TO CHANGE THEIR VOTE, THEY HAVE EVERY LEGAL RIGHT TO DO SO. ONLY THE LATEST VOTE FROM A STOCKHOLDER WILL COUNT.

Any stockholders with questions or requiring assistance in voting their GOLD proxy card should please call MacKenzie Partners at (800) 322-2885.

The Annual Meeting of Crown Crafts Stockholders will be held on August 14, 2007 at 10:00 a.m. Central Daylight Time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737.

Permission to use quotations from the ISS, PROXY Governance and Glass, Lewis reports in this press release was neither sought nor obtained.

ADDITIONAL INFORMATION:

Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC’s Internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

Lawrence E. Dennedy Daniel M. Sullivan MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: (800) 322-2885	or	Nelson Obus The Wynnefield Group 450 Seventh Avenue, Suite 509 Phone: (212) 760-0134

If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

Two Leading Proxy Advisory Firms Recommend Shareholders Vote For Wynnefield Nominees on “Gold” Card - cont’d

ABOUT THE WYNNEFIELD GROUP:

The Wynnefield Group is Crown Crafts’ largest shareholder, holding 14.6% of the company’s outstanding common stock.  Wynnefield is a long-term investor in Crown Crafts, having first invested in the company about eight years ago. The Wynnefield Group includes several affiliates of Wynnefield Capital, Inc. (WCI), a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.  WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $450 million under management. Nelson Obus currently serves on the board of directors of Layne Christensen Company (NASDAQ: LAYN), serving on its audit committee and compensation committee.

# # #